For Immediate Release

U.S. ENERGY CORP. ANNOUNCES POSITIVE DRILLING RESULTS AT ALMI # 8 WELL IN LOUISIANA

Updates Progress on Drilling Initiatives in the Gulf Coast and West Texas

RIVERTON, Wyoming – August 5, 2010 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in oil and gas, molybdenum, geothermal, and real estate assets, today announced positive drill results on a natural gas well with partner PetroQuest Energy, L.L.C. ("PetroQuest") (NYSE:PQ), and provided an update on drilling initiatives in southern Louisiana with Yuma Exploration and Production Company ("Yuma"), and Houston Energy, L.P. ("HE") in the Permian Basin of West Texas.

Gulf Coast

The ALMI # 8 well, operated by PetroQuest and located in the South Chauvin Field in Terrebonne Parish, Louisiana, reached contract depth of 12,624 ft total vertical depth (TVD) in late July.  The well encountered approximately 64 feet (TVD) of net pay (Miocene sand) in two zones.  The Company encountered 14 feet of net pay in the lower BB2 target zone.  The BB2 zone is expected to have an initial production rate of approximately 4,000-5,000 mcfe per day.  In addition, approximately 50 feet of net pay was encountered in the AA upper target zone, which is expected to be completed upon depletion of the BB2 zone.  The Company expects the initial production rate from the AA zone to be approximately 10,000-12,000 mcfe per day.  USE participated for 53.3% of the drilling costs (50% after casing point), in order to earn a 36% net revenue interest in the prospect.  The well is currently being completed and is expected to be producing gas and condensate for sale by mid August.  Actual initial production results and calculated reserves will be reported once the well is producing and a reserve report is obtained by the Company in the future.

In June, the Weyerhaeuser 57 #2 (Olympic prospect), the second well drilled in partnership with Yuma in southern Louisiana, reached its target depth of 15,000 feet and was deemed productive after two zones with an estimated 18 to 34 feet of net pay were encountered.  The prospect is a Tuscaloosa sand completion and Yuma estimates that the prospect has a gross un-risked reserve potential of ~2-3 MMBO.  USE has an initial working interest of 4.8% (3.6 % net revenue interest) in the well. Expanded completion initiatives (including a specialized acid treatment to penetrate clays that are common in this region of Louisiana) are underway to determine actual production potential.

West Texas

In April 2010, the Company announced a participation agreement with Houston Energy to acquire a 10% after casing point working interest in initial test wells in up to five prospect areas in the Permian Basin in west Texas.  Following some localized flooding at the Wolf prospect, the companies elected to drill the Aspen prospect first.  The Aspen prospect is a 13,500 ft target that HE has estimated has a gross un-risked reserve potential of 1.1 million BOE.  Drilling is currently underway and the well is expected to take another 30-45 days to drill and complete (if successful).

The Wolf prospect is now scheduled to spud in late August and is anticipated to take approximately 45-60 days to drill and complete (if successful).  Similar to the Aspen prospect, the Wolf prospect is a Devonian target with a planned drilling depth of just over 13,500 feet, and HE has indicated to the Company that it has a gross un-risked reserve potential of 800,000 barrels of oil.

“We have a meaningful stake in this latest successful well with PetroQuest, which should help drive solid improvements in both our reserves and financial performance,” said Keith Larsen, CEO of U.S. Energy Corp.  “Additionally, we continue to focus on select drilling opportunities to broaden our diversification with a continued primary focus on oil exploration and production,” he added.

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Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,"”target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells with Houston Energy, Yuma, and PetroQuest, its ownership interests in those wells and their expected costs, anticipated drilling and completion dates, and the anticipated oil and natural gas targets or goals, and production rates, for the wells.  There is no assurance that any of the wells (referenced in this press release) will be productive. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed May 10, 2010.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen                                                                                     Nick Hurst
Director of Investor Relations                                                           Investor Relations
U.S. Energy Corp.                                                                                The Equicom Group
1-800-776-9271                                                                                      1-403-538-4845
reggie@usnrg.com                                                                              nhurst@equicomgroup.com